                                   EXHIBIT 20

                             AUDIT COMMITTEE CHARTER

I.    PURPOSE

      The Audit Committee ("Committee") is appointed by the Board of Directors ("Board") of Hanover Foods ("Company") to assist the Board in fulfilling its oversight responsibilities. The Committee's primary responsibilities are to:

   - Monitor the integrity of Hanover Foods financial reporting processes and systems of internal controls, regarding finance, accounting, security, environmental and legal compliance, and information systems.

   - Monitor the independence and performance of Hanover Foods independent accountants and the Internal Audit department

   - Provide direction and oversight of the Business Ethics and Conduct function.

   - Facilitate and maintain an open avenue of communication among the Board of Directors, Senior Management, the Internal Audit department, and the independent accountants.

II.   ORGANIZATION COMPOSITION

      The Committee shall be comprised of three or more independent, non-executive directors, as determined by the Board of Directors, each of whom meets the requirements of the New York Stock Exchange. Each member will be free from any financial, family, or other material relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment. All members of the Committee will have a general understanding of basic finance and accounting practices and at least one member must have accounting or related financial management expertise.

III.  MEETINGS

      The Committee will meet at least four (4) times annually. Additional meetings may occur more frequently as circumstances dictate. The Committee chairman shall approve an agenda in advance of each meeting.

      The Committee shall meet privately in executive session at least annually with the Financial Vice President-Auditing and Security, the independent accountants, such other members of management as deemed appropriate, and as a committee to discuss any matters that the Committee believes are relevant to fulfilling its responsibilities.

IV.   RESPONSIBILITIES AND DUTIES

      The Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and provide reasonable assurance to the Board of Directors that the accounting and reporting practices of the corporation meet applicable requirements and that an effective business ethics program exists.

A.    REVIEWS AND PROCEDURES

   - Adopt a formal written charter that is approved by the Board of Directors. The charter will be reviewed as necessary, but at least annually. The charter should be published at least three (3) years in accordance with Securities and Exchange Commission ("SEC") regulations.

   - Review and approve the annual audited financial statements prior to filing or distribution. The review should include discussion with management and independent accountants of significant issues regarding accounting principles, practices, and judgments. Quarterly unaudited financial results should be reviewed by the Committee, or by the Committee chairman acting on behalf of the Committee, before their release or submission to the SEC.

   - Prepare a report to shareholders as required by the SEC to be included in the Company's annual proxy statement.

   -  Maintain minutes or other records of meetings and activities.

   -  Keep the Board of Directors informed of the Committee's activities.

   - Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee has direct access to anyone in the Company and shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

B.    INDEPENDENT ACCOUNTANTS

   - Select and recommend independent accountants to the Board of Directors for ratification by the shareholders. When conditions warrant, approve discharge of independent accountants. At the time of a change in partner assigned to the Company, the Committee will review the selection of independent accountants, including possible selection of new independent accountants.

   -  Approve fees to be paid to the independent accountants.

   - Ensure that a formal statement delineating all relationships between the independent accountants and the Company is received from the independent accountants annually. The Committee shall discuss with the independent accountants all significant relationships the accountants have with the corporation to determine the accountants' independence.

   - Meet with the independent accountants and financial management of the Company to review the scope of the proposed external audit for the current year. The external audit scope shall include a requirement that the independent accountants inform the Committee of any significant changes in the independent accountant's original audit plan and that the independent accountants will conduct an interim financial review prior to the Company's quarterly filing with the SEC.

   - Instruct the independent accountants that they are ultimately accountable to the Committee and the Board of Directors.

C.    INTERNAL CONTROLS

   - Make inquiries of management and the independent accountants concerning the adequacy of the Company's system of internal controls.

   - Advise financial management and the independent accountants to discuss with the Committee their qualitative judgments about the quality, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company.

D.    BUSINESS ETHICS AND CONDUCT

   -  Provide oversight to the Business Ethics and Conduct program.

   - Require management to report on procedures that provide assurance that the corporation's mission, values and code of conduct are properly communicated to all employees on at least a biannual basis.

   - Review the corporation's code of conduct program annually and direct management to establish a system reasonably designed to assure compliance with the code.